Exhibit 99.1

JLL Income Property Trust
Announces Tax Treatment of 2023 Distributions

Chicago (January 25, 2024) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $6.8 billion in portfolio equity and debt investments, today announced the income tax treatment of its dividends paid in 2023. For the tax year ended December 31, 2023, approximately 42.3 percent of the distributions paid will qualify as non-dividend distribution or return of capital (box 3 on Form 1099) and approximately 57.7 percent of distributions paid will qualify as tax advantaged long-term capital gain (box 2a).

“Since JLL Income Property Trust’s inception in 2012, one of our primary objectives has been to be a source of durable and growing dividend distributions,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “In addition to providing 8 dividend increases over our 11-year history, we also seek to maximize the tax efficiency of our dividends and deliver tax-advantaged distributions to our stockholders. Due to our intensive focus on optimizing the benefits of our REIT structure for investors, over the last 11 years 100% of our distributions have been characterized as either return of capital or long-term capital gain.”

The table below summarizes the income tax treatment of distributions paid to Class A stockholders during the year ended December 31, 2023:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/24/2023	3/29/2023	$0.11884	$0.06857	57.7%	$0.05027	42.3%	$0.03132
6/23/2023	6/28/2023	0.11974	0.06909	57.7%	0.05065	42.3%	0.03155
9/22/2023	9/27/2023	0.12007	0.06928	57.7%	0.05079	42.3%	0.03164
12/22/2023	12/28/2023	0.12069	0.06964	57.7%	0.05105	42.3%	0.03180
Total		$0.47934	$0.27658	57.7%	$0.20276	42.3%	$0.12631
(1)     Distributions per share are net of dealer manager fees of 0.85%.
(2)     Distributions include 45.7% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class M stockholders during the year ended December 31, 2023:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/24/2023	3/29/2023	$0.13532	$0.07808	57.7%	$0.05724	42.3%	$0.03566
6/23/2023	6/28/2023	0.13555	0.07821	57.7%	0.05734	42.3%	0.03572
9/22/2023	9/27/2023	0.13577	0.07834	57.7%	0.05743	42.3%	0.03578
12/22/2023	12/28/2023	0.13595	0.07844	57.7%	0.05751	42.3%	0.03582
Total		$0.54259	$0.31307	57.7%	$0.22952	42.3%	$0.14298
(1)     Distributions per share are net of dealer manager fees of 0.30% of NAV.
(2)     Distributions include 45.7% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class A-I stockholders during the year ended December 31, 2023:

Record Date	Payment Date	Net Distribution per share (1)	Capital Gain Income (2)		Return of Capital		Unrecaptured Section 1250 Gains
3/24/2023	3/29/2023	$0.13693	$0.07901	57.7%	$0.05792	42.3%	$0.03608
6/23/2023	6/28/2023	0.13718	0.07915	57.7%	0.05803	42.3%	0.03615
9/22/2023	9/27/2023	0.13731	0.07923	57.7%	0.05808	42.3%	0.03618
12/22/2023	12/28/2023	0.13760	0.07940	57.7%	0.05820	42.3%	0.03626
Total		$0.54902	$0.31678	57.7%	$0.23224	42.3%	$0.14468
(1)     Distributions per share are net of dealer manager fees of 0.30% of NAV.
(2)     Distributions include 45.7% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class M-I stockholders during the year ended December 31, 2023:

Record Date	Payment Date	Net Distribution per share	Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
3/24/2023	3/29/2023	$0.14500	$0.08367	57.7%	$0.06134	42.3%	$0.03821
6/23/2023	6/28/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
9/22/2023	9/27/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
12/22/2023	12/28/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
Total		$0.58000	$0.33466	57.7%	$0.24534	42.3%	$0.15284
(1)     Distributions include 45.7% of Unrecaptured Section 1250 Gain.

The table below summarizes the income tax treatment of distributions paid to Class D stockholders during the year ended December 31, 2023:

Record Date	Payment Date	Net Distribution per share	Capital Gain Income (1)		Return of Capital		Unrecaptured Section 1250 Gains
3/24/2023	3/29/2023	$0.14500	$0.08367	57.7%	$0.06134	42.3%	$0.03821
6/23/2023	6/28/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
9/22/2023	9/27/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
12/22/2023	12/28/2023	0.14500	0.08367	57.7%	0.06134	42.3%	0.03821
Total		$0.58000	$0.33466	57.7%	$0.24534	42.3%	$0.15284
(1)     Distributions include 45.7% of Unrecaptured Section 1250 Gain.

The dollar amount reported on each investor's respective 1099-DIV will depend on the total amount of distributions received throughout the year which can be affected by the share class held and the length of time the shares were owned. This release is based on the preliminary results of work on the company's tax filings and may be subject to adjustment.

The income tax allocation for the distributions discussed above has been calculated using the best available information as of the date of the release. The company is releasing information at this time to aid those required to distribute Forms 1099 on the company's distributions. Tax treatment of distributions is dependent on a number of factors and there is no guarantee that future distributions will qualify as a non-dividend distribution, return of capital or long-term capital gain.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $89 billion of assets in private and public real estate property and debt investments as of Q3 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Matt Schuler
LaSalle Investment Management
Telephone: +1 312 897 4192
Email: matt.schuler@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com